EXHIBIT 23

            CONSENT OF CROWE, CHIZEK AND COMPANY LLP



                 CONSENT OF INDEPENDENT AUDITORS




We hereby consent to the incorporation by reference in the prospectuses constituting part of the registration statements on Form S-3 for the CSB Bancorp, Inc. Share Owner Dividend Reinvestment Plan and on Form S-8 for The Commercial & Savings Bank of Millersburg Profit Sharing and 401(k) Savings Retirement Plan and Trust of our report dated January 14, 1999 on the consolidated balance sheets of CSB Bancorp, Inc. as of December 31, 1998 and 1997 and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1998, which report is included in this Form 10-K.



                              /S/ CROWE, CHIZEK AND COMPANY LLP
                              Crowe, Chizek and Company LLP

Columbus, Ohio
March 26, 1999